                                 [GRAPHIC OMITTED]
                             INVESTMENT MANAGEMENT

                         MFS INVESTMENT SERVICES GROUP
             500 BOYISTON STREET, BOSTON, MASSACHUSETTS 02116-3741
                        800-637-8730, 617-954-6342 (FAX)

                      Summary of Changes to Code of Ethics
                            MFS Mutual Fund Trading

On December 1, 2003, MFS amended its Code of Ethics Policy to include provisions applicable to MFS employees' transactions in MFS Funds. On March 16, 2004, the provisions related to employee trading in MFS Funds was further refined. The following is a summary of further revisions, effective March 16, 2004:

o The holding period applicable to MFS fund accounts is applied to Access Persons and Investment Personnel; previously the holding period applied to all MFS employees.

o The holding period duration was revised to 60 days for Access Persons and Investment Personnel; previously the holding period was 30 days for Access Persons and 90 days for Investment Personnel.

o The Policy exempts transactions in MFS money market funds and transactions executed as a result of an automatic contribution program or a systematic withdrawal program.




      LICENSED WITH MFS FUND DISTRIBUTORS, INC., A REGISTERED BROKER-DEALER.
            BOSTON LONDON BAHRAIN BUENOS AIRES HONG KONG SYDNEY TOKYO

           AMENDED POLICY REQUIREMENTS GOVERNING EMPLOYEE TRANSACTIONS
                    IN PERSONAL AND RETIREMENT PLAN ACCOUNTS


Effective December 1, 2003, MFS amended its Code of Ethics Policy to include restrictions on employees' transactions in MFS funds. The policy amendments apply to all current MFS employees in the United States and abroad when they invest in MFS funds and to all accounts over which they have beneficial ownership or control.*

In accordance with recent regulatory and industry developments, the Policy has been further revised with respect to employee transactions as follows:

      o Restrictions set forth in the policy do not apply to transactions in MFS money market funds for both retirement and employee personal accounts.

      o Restrictions set forth in the policy do NOT apply if employee participates in an automatic investment/redemption plan in which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation for both retirement and employee personal accounts.

      o Holding period restrictions set forth in the policy only apply to access personnel. Previously, all MFS employees were subject to the holding period requirements for employee fund trades and only investment personnel for investments in security transactions. Holding period requirements are as follows:

      o MFS access persons are prohibited from making any redemption or exchange of shares in a retirement plan or a personal or beneficially owned MFS mutual fund account WITHIN 60 DAYS of a purchase in or exchange into the same account. Previously, the holding period requirement was 90 days for investment personnel and 30 days for all other MFS employees.

      o All access persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits will be disgorged. Previously, only investment personnel were subject to the prohibition on short term trading profits.

Following is a reminder of the key points of the policy, with the most recent amendments underlined.

PLEASE BE AWARE THAT IT IS EVERY EMPLOYEE'S RESPONSIBILITY TO READ AND COMPLY WITH ALL PROVISIONS OF MFS' CODE OF ETHICS POLICY, INCLUDING THE RESTRICTIONS RELATED TO EMPLOYEE TRADING IN WS FUNDS, AND TO CERTIFY AS SUCH QUARTERLY. Failure to comply with the Policy may result in a written warning or a sanction, including, but not limited to, a monetary penalty, disgorgement of profits, suspension of personal trading or, in certain cases, termination of employment. A subsequent infraction of the Policy after an employee has received a sanction could well be cause for termination.

If you have any questions in the meantime, contact Jennifer Estey at ext. 54477 or James Trudell at ext. 55186. We strongly encourage employees to ask questions prior to executing a transaction.

KEY POINTS OF THE POLICY FOR:

MFS RETIREMENT PLANS

      o MFS employees are limited to one exchange in a calendar quarter per fund in each of the MFS retirement plans - the Defined Contribution Plan and the MFSavings 401(k) plan. Employees may select any one business day in a quarter per plan.

      o MFS access personnel are prohibited from making any redemption or exchange of shares in a retirement plan fund account within 60 days of a purchase in or exchange into the same account. The Policy does not apply to transactions in any MFS money market fund or those made pursuant to automatic investment/redemption plans pursuant to which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (these include regular 401(k) payroll deductions and the company's automatic quarterly contributions to DCP). The 60-day restriction will, however, apply to voluntary investments made from an employee's incentive compensation to MFSavings.


MFS EMPLOYEE PERSONAL ACCOUNTS

      o MFS access personnel are prohibited from making any redemption or exchange of shares in a personal or beneficially owned MFS mutual fund account within 60 days of a purchase in or exchange into the same account. The Policy does not apply to transactions in any MFS money market fund or those made pursuant to automatic investment/redemption plans pursuant to which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

      o MFS employees must purchase MFS funds through MFS, and all employee MFS fund accounts must be maintained with MFS.

      o MFS employees may not maintain any investments in MFS funds through a third party broker-dealer, except in certain limited cases approved in advance by the Compliance Department.

      o MFS employees' purchases of MFS funds are subject to the same policies against excessive trading that apply for all MFS Family of Funds shareholders. These policies are subject to change.

 * Beneficial ownership means that an employee has direct or indirect influence or control OR the employee has direct or indirect ownership of an account. Examples include spousal accounts, accounts for minor children or any other immediate family member sharing the same household where the employee is contributing to financial support. It DOES NOT apply to NAV MFS fund accounts that the employee has helped a parent or adult sibling establish - as long as the parent or sibling does not live in the employee's household or the employee does not provide financial support.

                    MASSACHUSETTS FINANCIAL SERVICES COMPANY
                                    MFS FUNDS
                             STATEMENT OF POLICY ON
                        PERSONAL SECURITIES TRANSACTIONS
                                (CODE OF ETHICS)

                      AS ADOPTED BY THE MFS AUDIT COMMITTEE
              AND THE BOARDS OF TRUSTEES/MANAGERS OF THE MFS FUNDS
                        EFFECTIVE AS OF SEPTEMBER 1, 2000

        As an investment advisory organization with substantial responsibilities to clients, Massachusetts Financial Services Company ("MFS") has an obligation to implement and maintain a meaningful policy governing the securities transactions of its Directors, officers and employees ("MFS representatives").1 In addition, each of the investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to which MFS, or a subsidiary of MFS, acts as investment adviser (collectively, the "MFS Funds") is required to adopt such a policy governing the securities transactions of its Trustees and officers ("Fund representatives"). Accordingly, this policy has been adopted by the MFS Audit Committee and by each of the MFS Funds. This policy is intended to minimise conflicts of interest, and even the appearance of conflicts of interest, between members of the MFS organization and its clients in the securities markets as well as to effect compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended. This policy inevitably will restrict MFS representatives and Fund representatives in their securities transactions, but this is the necessary consequence of undertaking to furnish investment advice to clients or serving as a Fund representative. In addition to complying with the specific rules, all MFS representatives and Fund representatives must be sensitive to the need to recognize any conflict, or the appearance of conflict, of interest whether or not covered by the rules. When such situations occur, the interests of the MFS Funds and MFS' other clients must supersede the interest of MFS representatives and Fund representatives.

         1. GENERAL FIDUCIARY PRINCIPLES. All personal investment activities conducted by MFS representatives and Fund representatives are subject to compliance with the following principles: (i) the duty at all times to place the interests of MFS' clients first; (ii) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (iii) the fundamental standard that MFS representatives and Fund representatives should not take inappropriate advantage of their positions.

         2. APPLICABILITY OF RESTRICTIONS AND PROCEDURES.


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         1 Employees of MFS Institutional Advisors, Inc., MFS Fund Distributors,
Inc., MFS Retirement Services, Inc., MFS International Ltd., MFS International (U.K.) Ltd.. MFS Service Center, Inc., Vertex Investment Management Inc. and MFS Heritage Trust Company also are covered by this Code of Ethics.

        CATEGORIES OF PERSONNEL. In recognition of the different circumstances surrounding each MFS representative's and Fund representative's employment or position, various categories of representatives are subject to different restrictions under this Code of Ethics. For purposes of applying this Code of Ethics, MFS representatives and Fund representatives are divided into the general categories of Portfolio Managers, Investment Personnel, Access Persons2 and Non-Access Persons, as each such term is defined in Appendix A to this Code of Ethics, as amended from time to time by the MFS Audit Committee and the MFS Funds. Any Fund representative who is also an MFS representative shall be subject to all requirements applicable to MFS representatives.

        NOTE: ANY NON-ACCESS PERSON WHO RECEIVES ANY INFORMATION ABOUT ANY PARTICULAR INVESTMENT RECOMMENDATION OR EXECUTED OR PROPOSED TRANSACTION FOR ANY MFS CLIENT IS REQUIRED TO COMPLY WITH ALL PRECLEARANCE AND OTHER REQUIREMENTS OF THIS CODE OF ETHICS APPLICABLE TO ACCESS PERSONS.

        BENEFICIAL OWNERSHIP. The requirements of this Code of Ethics apply to any account in which an MFS representative or Fund representative has (i) "direct or indirect beneficial ownership" or (ii) any "direct or indirect influence or control." Under applicable SEC interpretations, such "beneficial ownership" includes accounts of a spouse, minor children and dependent relatives resident in the MFS representative's or Fund representative's house, as well as any other contract, relationship, understanding or other arrangement which results in an opportunity for the MFS representative or Fund representative to profit or share profits from a transaction in securities.3

        SECURITIES. As used in this Code of Ethics, the term "securities" includes not only publicly traded equity securities, but also privately issued equity securities, limited partnership interests, shares of closed-end funds, fixed income securities (including municipal bonds and many types of U.S. Government securities), futures, options, warrants, rights, swaps, commodities and other similar instruments. Moreover, the restrictions of this Code of Ethics apply to transactions by Access Persons involving securities and other instruments related to, but not necessarily the same as, securities held or to be acquired on behalf of an MFS client. (See Section 7 for certain exceptions)

         3.  RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS.

         ALL ACCESS PERSONS. No Access Person shall trade in any security which is subject to a pending "buy" or "sell" order, or is being considered for purchase or sale,4 for a client of MFS until the second business day after such order is executed or withdrawn or such a transaction is no longer being considered. In addition, no Access Person shall trade in any security until the third business day after a research note with respect to such security has been issued or revised.


----------
         2 Note that all Portfolio Managers also are Investment Personnel and Access Persons, and that all Investment Personnel also are Access Persons.

         3 NOTE: The exception for accounts with respect to which an MFS representative or Fund representative lacks "direct or indirect influence or control" is extremely narrow, and should only be relied upon in cases which have been pre-approved in writing by Stephen E. Cavan or Robert T. Burns of the Legal Department. Certain "blind trust" arrangements approved by the Legal Department may be excluded from the preclearance (but not the quarterly reporting) requirements of this Code of Ethics. Requests for pre-approval of "blind trusts" should be reviewed first with the Compliance Department

         4 A security is deemed to have been "considered for purchase or sale" when a recommendation to purchase or sell such security has been made and communicated to a portfolio manager and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

        INVESTMENT PERSONNEL. No Investment Personnel shall trade in any security after an MFS client trades in such security or such security has been considered for purchase or sale on behalf of an MFS client until: (i) the second business day following such trade or consideration (in the case of a proposed trade by an Investment Personnel in the same direction as the MFS client); or
(ii) the eighth calendar day thereafter (in the case of a proposed trade by an Investment Personnel in the opposite direction from the MFS client's trade).

        PORTFOLIO MANAGERS. No Portfolio Manager shall trade in any security within at least seven calendar days before or after an MFS client whose account he or she manages trades in such security or such security has been considered for purchase or sale on behalf of such an MFS client. Portfolio Managers shall not be permitted to sell for their own account securities that are held in an MFS client account that he or she manages. Any Portfolio Manager who feels inequitably burdened by this restriction may present a written request for an exemption from the MFS Equity Management Committee.5 The Committee may, in its sole discretion, grant appropriate exceptions where warranted by special facts and circumstances (e.g. selling securities to settle an estate or to acquire a residence).

         DISGORGEMENT OF PROFITS; CONFIDENTIALITY. Any profits realized on trades within these proscribed periods must be disgorged to the affected MFS client or, in the event that the amount to be disgorged is relatively minor or difficult to allocate, to charity. In addition, no MFS representative shall provide any information about such transaction or recommendation to any person other than in connection with the proper execution of such purchase or sale for an MFS client's account.

         SHORT SALES. No Access Person shall effect a short sale in any security held in a portfolio managed by MFS.

         OPTIONS AND FUTURES TRANSACTIONS. Access Persons may purchase (to open) and sell (to close) call and put options and futures contracts on securities, subject to the preclearance and other requirements of this Code of Ethics; however, an Access Person may neither buy a put option nor write (sell to open) options and futures contracts, in each case on any security held in a portfolio managed by MFS. In the case of purchased put and call options, the preclearance of the exercise of such options as well as their purchase and sale, is required. Preclearance of the exercise of purchased put and call options shall be requested on the day before the proposed exercise or, if notice to the writer of such options is required before the proposed exercise date, the date before notice is proposed to be given, setting forth the proposed exercise date as well as the proposed notice date.6 Purchases and sales of options or futures contracts to "close out" existing options or futures contracts must be precleared.7

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         5 Any request for an exemption should be reviewed first with the
Compliance or Legal Department.

         6 Access Persons should note that this requirement may result in their not being allowed to exercise an option purchased by them on the exercise date they desire, and in the case of a "European" option on the only date on which exercise is permitted by the terms of the option.

         7 Access Persons should note that as a result of this requirement, they may not be able to obtain preclearance consent to close out an option or futures contract before the settlement date. If such an option or futures contract is automatically closed out, the gain, if any, on such transaction will be disgorged in the manner described above.

        INITIAL PUBLIC OFFERINGS. The purchase by Access Persons of securities (other than securities of registered open-end investment companies) offered at fixed public offering price by underwriters or a selling group is prohibited.8 Rights (including rights purchased to acquire an additional full share) issued in respect of securities any Access Persons owns may be exercised, subject to preclearance; the decision whether or not to grant preclearance shall take into account, among other factors, whether the investment opportunity should be reserved for an MFS client and whether the investment opportunity is being or was offered to the individual by virtue of his or her position with MFS.

        PRIVATE PLACEMENTS. Any acquisition by Access Persons of securities issued in a private placement is subject to prior approval with the Compliance Department in consultation with the Legal Department and other appropriate parties. The decision whether or not to grant approval shall take into account, among other factors, whether the investment opportunity should be reserved for an MFS client and whether the investment opportunity is being offered to the individual by virtue of his or her position with MFS. Investment Personnel who have been approved to acquire securities in a private placement are required to disclose that investment when they play a part in any subsequent consideration of an investment in the issuer for an MFS client. In such circumstances, the decision to purchase securities of the issuer for the MFS client shall be subject to an independent review by Investment Personnel with no personal interest in the issuer.

        NOTE: Acquisitions of securities in private placements by country clubs, yacht clubs, restaurants and other similar entities need not be pre-approved, but are subject to the reporting, disclosure and independent review requirements.

        PROHIBITION ON SHORT-TERM TRADING PROFITS. All Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged to the affected MFS client (if any) or, in the event that the amount to be disgorged is relatively minor or difficult to allocate, to charity. This restriction on short-term trading profits shall not apply to transactions exempt from preclearance requirements, as described in
        Section 7 below.

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         8 The reason for this rule is that it precludes any possibility that
Access Persons might use MFS' clients' market stature as a means of obtaining for themselves "hot" issues which otherwise might not be offered to them. In addition, this rule eliminates the possibility that underwriters and selling group members might seek by this means to gain favor with individuals in order to obtain preferences from MFS.

It is expected that all MFS representatives will follow these restrictions in good faith and conduct their personal trading in keeping with the intended purpose of this Code of Ethics. Any individual should feel free to take up with the MFS Audit Committee any case in which he or she feels inequitably burdened by these policies.9 The MFS Audit Committee may, in its sole discretion, grant appropriate exceptions from the requirements of this Code of Ethics where warranted by applicable facts and circumstances.

        4. PRECLEARANCE REQUIREMENTS. In order to facilitate compliance with this Code of Ethics, preclearance requests must be made and approved before any transaction may be made by an Access Person or for any other account beneficially owned by an Access Person. A preclearance request in the form set forth in MFS automated Code of Ethics system, as amended from time to time, should be completed and submitted electronically for any order for an Access Person's own account or one described in Section 2 above, or, in the case of an Access Person who wishes to preclear while outside of the Boston area, should either (i) be completed in the form attached hereto, as amended from time to time, signed and submitted by facsimile machine, to the Compliance Department; or (ii) be submitted by telephone call to the Compliance Department. Any preclearance request received before 3:00 p.m. on a business day will be responded to as soon as available on the following business day. Preclearance requests will be reviewed by Equity and Fixed Income Department personnel who will be kept apprised of recommendations and orders to purchase and sell securities on behalf of MFS clients, the completion or cancellation of such orders and the securities currently held in portfolios managed by MFS. Their advice will be forwarded to the Compliance Department.

         MAXIMUM NUMBER OF PRECLEARANCE REQUESTS. The preclearance process imposes significant burdens on the investment and administrative departments within MFS. Accordingly, no Access Person may submit more than twenty (20) preclearance requests in any calendar quarter. In special circumstances the MFS Audit Committee may, in its sole discretion, grant temporary exceptions from this restriction where warranted by applicable facts and circumstances.10

         An Access Person who obtains electronic or written notice from the Compliance Department indicating consent to an order which the Access Person proposes to enter for his or her own account or one described in Section 2 above may execute that order ONLY ON THE DAY WHEN SUCH NOTICE IS RECEIVED unless otherwise stated on the notice. Such notices will always be electronic or in writing; however, in the case of an Access Person who wishes to preclear a transaction while outside the Boston area, the Compliance Department will also provide oral confirmation of the content of the written notice.

         Preclearance requests may be denied for any number of appropriate reasons, most of which are confidential. For example, a preclearance request for a security that is being considered for purchase or sale on behalf of an MFS client may be denied for an extended period. Accordingly, an Access Person is not entitled to receive any explanation or reason if his or her preclearance request is denied, and repetitive requests for an explanation by an Access Person will be deemed a violation of this Code of Ethics.


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         9  Any request for an exemption should be reviewed first with the
Compliance or Legal Department.

         10 Any request for an exception should be reviewed first with the Compliance or Legal Department

         SECURITIES SUBJECT TO AUTOMATIC PURCHASES AND Sales for MFS CLIENTS. Certain MFS funds and institutional accounts are managed such that the securities held in such portfolios are regularly purchased or sold on an equal proportionate basis so as to preserve specified percentage weightings of such securities across such portfolios. Requests to preclear purchases of securities held in such portfolios will be denied. Requests to sell such securities may be granted, subject to the standard preclearance requirements.

         GIFTS AND TRANSFERS. A gift or transfer shall be excluded from the preclearance requirements provided that the recipient represents in writing that he, she, they or it has no present intention of selling the donated security.

         MFS CLOSED-END FUNDS. All transactions effected by any MFS representative in shares of any closed-end fund for which MFS or one of its affiliates acts as investment adviser shall be subject to preclearance and reporting in accordance with this Code of Ethics. Non-Access Persons are exempt from the preclearance and reporting requirements set forth in this Code of Ethics with respect to transactions in any other type of securities, so long as they have not received any information about any particular investment recommendation or executed or proposed transaction for any MFS client with respect to such security.

         5. DUPLICATE CONFIRMATION STATEMENT REQUIREMENT. In order to implement and enforce the above policies, every Access Person shall arrange for his or her broker to send MFS duplicate copies of all confirmation statements issued with respect to the Access Person's transactions and all periodic statements for such Access Person's securities accounts (or other accounts beneficially owned by such Access Person). The Compliance Department will coordinate with brokerage firms in order to assist Access Persons in complying with this requirement.

         6. REPORTING REQUIREMENT. Each Access Person shall report on or before the tenth day of each calendar quarter any securities transactions during the prior quarter in accounts covered by Section 2 above. EMPLOYEES WHO FAIL TO COMPLETE AND FILE SUCH QUARTERLY REPORTS ON A TIMELY BASIS WILL BE REPORTED TO THE MFS AUDIT COMMITTEE AND WILL BE SUBJECT TO SANCTIONS. Reports shall be reviewed by the Compliance Department.

         Any reports filed by a "Disinterested Trustee" (as such term is defined in Section 12 below) shall be reviewed by the Secretary of the Fund. If the Secretary of the Fund determines that a violation of this Code of Ethics may have occurred, he shall submit the pertinent information to counsel for the Disinterested Trustees. Such counsel shall determine whether a material violation of this Code of Ethics may have occurred, after considering all available exemptions and providing the Disinterested Trustee involved with an opportunity to supply additional information regarding the transaction in question. If such counsel determines that a material violation of this Code of Ethics has occurred, they shall so advise the Chairman or President of the Fund arid an ad hoc committee consisting of the Disinterested Trustees of the Fund, other than the involved Disinterested Trustee, and shall provide the committee with a report of the matter, including any additional information supplied by the involved Disinterested Trustee. The committee may impose such sanction as it deems appropriate.

        In filing the reports for accounts within these rules, please note:

        (i) Each Access Person must file a report for every calendar quarter even if he or she had no reportable transactions in that quarter; all such reports shall be completed and submitted in the form set forth in MFS' automated Code of Ethics system.

        (ii) Reports must show any sales, purchases or other acquisitions or dispositions, including gifts, exercises of conversion rights and exercises or sales of subscription rights. See Section 7 below for certain exceptions to this requirement.

        (iii) Reports will be treated confidentially unless a review of particular reports with the representative is required by the MFS Audit Committee or for legal or compliance purposes.

        (iv) Reports are made available for review by the Boards of Trustees/Managers of the MFS Funds upon their request.

        NOTE: Any Access Person who maintains all of his or her personal securities accounts with one or more broker-dealer firms that send confirmation and periodic account statements in an electronic format approved by the Compliance Department, and who arranges for such firms to send such statements (no less frequently than quarterly) required by
        Section 5 above, shall not be required to prepare and file the quarterly reports required by this Section 6. However, each such Access Person shall be required to verify the accuracy and completeness of all such statements on at least an annual basis.

        7. CERTAIN EXCEPTIONS.

        MUTUAL FUNDS. Transactions in shares of any open-end investment companies, including funds for which the MFS organization is investment adviser, need not be precleared or reported.

        CLOSED-END FUNDS. Automatic reinvestments of distributions of closed-end funds advised by MFS pursuant to dividend reinvestment plans of such funds need only be reported. All other closed-end fund transactions must be precleared and reported.

        MFS AND SUN LIFE COMMON STOCK. Transactions in shares of stock of MFS need not be precleared or reported_ Note, however, that transactions in shares of stock of Sun Life Financial Services of Canada Inc. are subject to preclearance with the Compliance Department.

        LARGE CAPITALIZATION STOCKS. Transactions in securities issued by companies with market capitalizations of at least $5 billion generally will be eligible for automatic preclearance (subject to certain exceptions), but must be reported and are subject to post-trade monitoring. The Compliance Department will maintain a list of issuers that meet this market capitalization requirement. A preclearance request for a large capitalization company will be denied whenever deemed appropriate.

         U.S. GOVERNMENT SECURITIES. Transactions in U.S. Treasury securities and other U.S. Government obligations (including options and futures contracts and other derivatives with respect to such securities and obligations) need not be precleared or reported.

         DIVIDEND REINVESTMENT PLANS. Automatic reinvestments of dividends in shares of common stock of public companies often are eligible for an exemption from preclearance. Any requests for exemptions should be directed to the Compliance Department.

         OTHER EXCEPTIONS. Transactions in money market instruments and in options on broad-based indices need not be precleared, although such transactions must be reported. The types of instruments and indices that are eligible for this exception are constantly developing; the Compliance Department maintains the definitive list of eligible instruments and indices. In addition, the following types of transactions need not be precleared or reported: (i) stock dividends and stock splits; (ii) foreign currency transactions; and (iii) transactions in real estate limited partnership interests. For other exceptions from preclearance or reporting, an MFS representative may contact the Compliance Department.

         8. DISCLOSURE OF PERSONAL SECURITIES HOLDINGS. All Access Persons are required to disclose all personal securities holdings within 10 days after becoming an Access Person (i.e. upon commencement of employment with MFS or transfer within MFS to an Access Person position) and thereafter on an annual basis. Reports shall be reviewed by the Compliance Department.

         9. GIFTS, ENTERTAINMENT AND FAVORS. MFS representatives must not make business decisions that are influenced or appear to be influenced by giving or accepting gifts, entertainment or favors. Investment Personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of MFS or its clients. Invitations to an occasional meal, sporting event or other, similar activity will not be deemed to violate this restriction unless the occurrence of such events is so frequent or lavish as to suggest an impropriety.

         10. SERVICE AS A DIRECTOR. All MFS representatives are prohibited from serving on the boards of directors of commercial business enterprises, absent prior authorization by the Management Group based upon a determination that the board service would be consistent with the interests of MFS' clients. In the relatively small number of instances in which board service is authorized, MFS representatives serving as directors may be isolated from other MFS representatives through "Chinese Wall" or other appropriate procedures.

         11. CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS. All MFS representatives and Fund representatives (including Non-Access Persons) shall be required to certify annually that (i) they have read and understand this Code of Ethics and recognize that they are subject to its requirements applicable to them and (ii) they have complied with all requirements of this Code of Ethics applicable to them, and (in the case of Access Persons) have reported all personal securities transactions (whether pursuant to quarterly reports from the Access Person or duplicate confirmation statements and periodic reports from the Access Person's broker-dealer) required to be reported pursuant to this Code of Ethics. This certification shall apply to all accounts beneficially owned by an MFS representative or Fund representative.

         12. BOARDS OF Trustees/MANAGERS OF MFS FUNDS. Any material amendment to this Code of Ethics shall be subject to the approval by each of the Boards of Trustees/Managers (including a majority of the Disinterested Trustees/Managers on each such Board) of each of the MFS Funds. In addition, on at least an annual basis, MFS shall provide each such Board with a written report that: (i) describes issues that arose during the preceding year under this Code of Ethics, including without limitation information about any material violations of this Code of Ethics and any sanctions imposed with respect to such violations; and
(ii) certifies to each such Board that MFS has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

         Notwithstanding any provision to the contrary in this Code of Ethics, any Trustee/Manager of an MFS Fund who is not an "interested person" of such Fund within the meaning of Section 2(a)(19) of the Investment Company Act (each a "Disinterested Trustee") shall not be subject to any of the requirements set forth in Sections 3, 4, 5, 8, 9, 10 or 11 of this Code of Ethics. In addition, any Disinterested Trustee shall not be subject to the reporting requirements set forth in Section 6 of this Code of Ethics, except with respect to securities transactions with respect to which such Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee's transaction in such security, such security was purchased or sold, or considered for purchase or sale, for an MFS Fund.

         13. SANCTIONS. Any trading for an MFS representative's or Fund representative's account which does not evidence a good faith effort to comply with these rules will be subject to review by the MFS Audit Committee or, in the case of Disinterested Trustees, by an ad hoc committee in the manner described in Section 6 above. If the Audit Committee or such ad hoc committee, as applicable, determines that a violation of this Code of Ethics or its intent has occurred, it may impose such sanctions as it deems appropriate including forfeiture of any profit from a transaction and/or termination of employment. Any violations resulting in sanctions will be reported to the Boards of Trustees/Managers of the MFS Funds and will be reflected in MFS' compliance files.

                                   APPENDIX A

                             CERTAIN DEFINED TERMS


        As used in this Code of Ethics, the following shall terms shall have the meanings set forth below, subject to revision from time to time by the MFS Audit Committee and the MFS Funds:

        PORTFOLIO MANAGERS -- employees who are authorized to make investment decisions for a mutual fund or client portfolio. Note: research analysts are deemed to be Portfolio Managers with respect to the entire portfolio of any fund managed collectively by a committee of research analysts (e.g. MFS Research Fund) except that, for purposes of the restriction on sales of securities held in a managed client account set forth in
        Section 3, analysts are deemed to be Portfolio Managers only with respect to portfolio securities within the industry they cover.

        INVESTMENT PERSONNEL - all Portfolio Managers as well as research analysts, traders, other members of the Equity Trading, Fixed Income and Equity Research Departments, and other MFS representatives who have access to confidential portfolio information.

        ACCESS PERSONS - all Fund representatives (see Section 12 for certain exceptions), Portfolio Managers, Investment Personnel and other members of the following departments or groups: Institutional Advisors; Compliance; Internal Audit; Fund Treasury; Investment Operations; Investment Communications; and Technology Services & Solutions ("TS&S") (excluding, however, TS&S employees who are employed at Lafayette Corporate Center and certain TS&S employees who may be specifically excluded by the Compliance or Legal Departments); also included are members of the MFS Management Group, the MFS Administrative Committee and the MFS Operations Committee. In certain instances, other MFS employees, non-employee consultants and other independent contractors may be deemed Access Persons and therefore be subject to some or all of the requirements set forth in this Code of Ethics.

        NON-ACCESS PERSONS - all employees of the following departments or groups: Corporate Communications; Corporate Finance; Facilities Management; Human Resources; Legal; MFS Service Center, Inc. (other than TS&S employees who are employed at 500 Boylston Street); Retired Partners; Travel and Conference Services; the International Division; MFS International Ltd.; MFS Fund Distributors, Inc.; and MFS Retirement Services, Inc. NOTE: ANY NON-ACCESS PERSON WHO RECEIVES ANY INFORMATION ABOUT ANY PARTICULAR INVESTMENT RECOMMENDATION OR EXECUTED OR PROPOSED TRANSACTION FOR ANY MFS CLIENT IS REQUIRED TO COMPLY WITH ALL PRECLEARANCE AND OTHER REQUIREMENTS OF THIS CODE OF ETHICS APPLICABLE TO ACCESS PERSONS. ANY NON-ACCESS PERSON WHO REGULARLY RECEIVES SUCH INFORMATION WILL BE RECLASSIFIED AS AN ACCESS PERSON. IN ADDITION, TRANSACTIONS IN SHARES OF THE MFS CLOSED-END FUNDS BY ALL MFS REPRESENTATIVES ARE SUBJECT TO ALL SUCH PRECLEARANCE AND REPORTING REQUIREMENTS (SEE SECTION 4 OF THIS CODE OF ETHICS).

                         PERSONAL SECURITIES TRANSACTION
                              PRECLEARANCE REQUEST

                         [ONLY FOR USE BY MFS EMPLOYEES
                             NOT LOCATED IN BOSTON]

                        DATE:_____________________,_____


All transactions must be precleared, regardless of their size, except those in certain specific categories of securities that are exempted under the MFS Code of Ethics. If necessary, continue on the reverse side. Please note that special rules apply to the preclearance of option and futures transactions. If the transaction is to be other than a straightforward sale or purchase of securities, mark it with an asterisk and explain the nature of the transaction on the reverse side. Describe the nature of each account in which the transaction is to take place, i.e., personal, spouse, children, charitable trust, etc.

                                      SALES


CUSIP/TICKER          AMOUNT OR               BROKER             NATURE* OF
SECURITY              NO. OF SHARES                              ACCOUNT
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PURCHASES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

I represent that I am not in possession of material non-public information concerning the securities listed above or their issuer. If I am an MFS access person charged with making recommendations to MFS with respect to any of the securities listed above, I represent that I have not determined or been requested to make a recommendation in that security except as permitted by the MFS Code of Ethics.




                                            ------------------------------------
                                            Signature and Date

                                            ------------------------------------
                                            Name of MFS Access Person
                                           (please print)

EXPLANATORY NOTES: This form must be filed by 3:00 p.m. on the business day prior to the business day on which you wish to trade and covers all accounts in which you have an interest, direct or indirect. This includes any account in which you have "beneficial ownership" (unless you have no influence or control over it) and non-client accounts over which you act in an advisory or supervisory capacity. No trade can be effected until approval from the Compliance Department has been obtained.

----------
* Check if you wish to claim that the reporting of the account or the securities transaction shall not be construed as an admission that you have any direct or indirect beneficial ownership in such account or securities.